Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter “Agreement”), effective as of the 10th day of July, 2017 (“Employment Status Change Date”), by and between TreeHouse Foods, Inc., with its principal place of business at 2021 Spring Road, Suite 600, Oak Brook, IL 60523 (“Company”) and Dennis F. Riordan (“Executive”).

WHEREAS, Executive has been a full-time employee of the Company and an officer of the Company and certain of its subsidiaries, most recently as President of TreeHouse Foods, Inc., and other officer positions with other Company subsidiaries; and the terms and conditions of such employment have been governed by an Employment Agreement, dated as of November 7, 2008, and amended pursuant to a First Amendment, dated as of April 21, 2009, and a Second Amendment, dated as of February 21, 2014 (collectively, the “Prior Employment Agreement”);

WHEREAS, the Company and Executive agree that it is in their mutual best interests that Executive switch from full-time to part-time employment status beginning July 10, 2017 (“Employment Status Change Date”), and that, effective at the end of business on July 9, 2017, Executive resign from all officer and other positions of fiduciary responsibility with the Company or any of its subsidiaries;

NOW THEREFORE, in consideration of the following mutual covenants, it is herein agreed by and between the parties as follows:

1.TERM.  Upon the terms and subject to the conditions of this Agreement, the term of Executive’s employment under this Agreement (hereafter, the “Term”) shall commence as of the Employment Status Change Date and shall continue for twelve (12) months from the Employment Status Change Date; provided, however that the parties may extend the Term beyond twelve months or beyond any earlier agreed extension by mutual agreement at least ninety (90) calendar days prior to the anticipated end of the Term.  Notwithstanding the foregoing, this Agreement may terminate for any of the reasons set forth in Section 11 of this Agreement. Executive agrees and acknowledges that the Prior Employment Agreement is terminated as of the Employment Status Change Date; that the “Employment Period” applicable to the Prior Employment Agreement terminates as of the Employment Status Change Date; that the termination of the Prior Employment Agreement is a “Voluntary Termination” within the meaning of Section 6 of the Prior Employment Agreement; and that notwithstanding such termination the Company and Executive have obligations under the Prior Employment Agreement that continue through and after the Term of this Agreement.

2.DUTIES.  During the Term, Executive will perform any duties reasonably requested by the President or the Chief Executive Officer of the Company, provided that the time Executive devotes to performing such duties, exclusive of any travel time to or from any location at which Executive performs such duties, shall approximate a 25% time commitment (which in the aggregate constitutes five hundred and twenty (520) hours over twelve months, calculated as ten hours for each of fifty-two weeks), with the further understanding that each calendar week may require more or less than ten (10) hours to perform the duties.  In the event Executive anticipates that the requested duties will require more than five hundred and twenty (520) hours (exclusive of travel time) in the aggregate during the twelve-month Term, Executive shall inform the President and the Chief Executive Officer of the Company.  The parties anticipate that Executive’s assigned duties during the Term will include, at a minimum, attendance and participation as requested by the Chief Executive Officer of the Company at management, officer and/or meetings of the Company’s Board of Directors (the “Board”) and the management of the Company’s Direct Flight Department.

3.BASE SALARY. During the Term, the Company shall pay Executive an annual base salary (“Base Salary”) in the amount of One Hundred Seventy Thousand Seven Hundred Fifty and 00/100 Dollars ($170,750.00), less required withholdings and authorized deductions, pro-rated during the Term of this Agreement and payable in equal bi-monthly installments pursuant to the Company’s regular payroll practices; provided, however, that in the event this Agreement is terminated before twelve (12) months from the Employment Status Change Date, or before any agreed extension of the Term beyond such twelve months, for any of the reasons set forth in Section 11 below, the Company will have no obligation to continue making any further such payments to Executive.

4.INCENTIVE BONUS COMPENSATION.

A.For the calendar year 2017, Executive shall be eligible to receive an annual incentive bonus from the Company, with a target bonus opportunity of not less than 100% of his “2017 Base Salary” which will be payable, if at all, upon the achievement by Executive and/or the Company of performance objectives to be established by the Board in consultation with the Company’s Chief Executive Officer and communicated to Executive.  “2017 Base Salary” shall include the base salary Executive received from January 1, 2017, to the Employment Status Change Date plus the Base Salary he receives pursuant to this Agreement from the Employment Status Change Date to the earlier of (i) December 31, 2017, or (ii) termination for any of the reasons set forth in Section 11 of this Agreement.

B.Without limiting the generality of the foregoing, the actual amount payable to Executive in respect of the above annual bonus incentive for calendar year 2017 may be more or less than the targeted opportunity (including zero) based on the actual results against the pre-established performance objectives. Such annual bonus incentive payments, if any, shall be paid at such time and in such manner as set forth in the relevant underlying annual incentive compensation plan document, as in effect from time to time.

C.The annual incentive bonus under this Section 4 will be paid at the time payment is made to the Company’s executive officers, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive becomes vested in such incentive bonus, and (ii) is intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986 (the Code”).

D. Executive agrees and acknowledges that he will receive no other annual incentive bonus from the Company, for 2017 or any subsequent calendar year.

5.HEALTH BENEFITS CONTINUATION COVERAGE.  Executive agrees and acknowledges that the health benefits insurance coverage to which he was entitled and which he received as an employee of the Company will end on the Employment Status Change Date.  Executive may elect to continue receiving group health insurance after the Employment Status Change Date pursuant to the federal law known as COBRA (29 U.S.C. § 1161 et seq.) for the time period during which he is eligible under COBRA via the COBRA materials that will be provided to Executive under separate cover.  If Executive elects to receive COBRA coverage and for as long as he remains eligible, Executive will be responsible for, and his continued receipt of such continuation coverage is contingent upon his, paying the full coverage premium set forth in the Executive’s COBRA billing statements.

6.BUSINESS EXPENSES.  Executive will be reimbursed for all authorized reasonable expenses incurred in the discharge of his duties under this Agreement, pursuant to the standard reimbursement policies of the Company.

7.RETIREMENT 401(K) PLAN.  Executive understands and acknowledges that Executive’s right to continue participation, if any, in any Company sponsored retirement or 401(k) Plan shall be governed by the terms of such plan and not this Agreement, and, if applicable, the Company will continue to deduct Executive contributions and make Company matching contributions, each to the limits allowed under the 401(k) Plan, pursuant to Executive’s current election unless Executive modifies such election through proper documentation.

8.EQUITY GRANTS.  Any grants of equity in the Company that Executive has received, regardless of form or status, shall be governed by the applicable grant agreements and governing plan documents, including without limitation the TreeHouse Foods, Inc. Equity and Incentive Plan, as amended (the “Equity Plan”) and the agreements to which Executive was a party in the context of any specific equity grants under the Equity Plan. Nothing in this Agreement shall expand, diminish or otherwise modify Executive’s or the Company’s rights and obligations contained in any of the aforementioned documents, and the Company strongly recommends that Executive review the documents.  For the avoidance of doubt, the Company and Executive agree and acknowledge that Executive’s change in employment status from full-time to part-time as of the Employment Status Change Date will not in and of itself affect the continued vesting or exercisability of any equity grants Executive received prior to the Employment Status Change Date.

9.INDEMNIFICATION. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee (including a part-time employee pursuant to this Agreement) of the Company or any subsidiary or affiliate thereof, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, in each case, service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or by-laws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. If Executive serves as a director, officer, member, partner, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including, in each case, service with respect to employee benefit plans) which is a subsidiary or affiliate of the Company, it shall be presumed for purposes of this Section 9(d) that Executive serves or served in such capacity at the request of the Company. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within thirty (30) calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance, if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its executive officers or directors.

10.NO OTHER COMPENSATION OR BENEFITS.  Executive agrees and acknowledges that, other than as set forth above in Sections 3 through 9, (a) Executive is entitled to no other benefits or forms of compensation arising from his employment with the Company after the Employment Status Change Date, including without limitation any entitlement to any equity grants above and beyond what he already has received prior to the Employment Status Change Date; and (ii) all other benefits and forms of compensation shall cease upon the Employment Status Change Date.

11.TERMINATION OF SERVICES.  Notwithstanding Section 1 above, this Agreement and Executive’s employment with the Company may be terminated upon the occurrence of any of the following events:

A.Death. Executive’s employment and this Agreement shall terminate in the event of Executive’s death.

B.Disability. Executive’s employment and this Agreement shall terminate, at the option of the Company, in the event of the disability of Executive. For purposes of this Agreement, the term “disability” shall be defined in a manner consistent with the primary long-term disability insurance policy that covers Company employees, or if no long-term disability insurance policy is in effect, the term “disability” shall mean the inability of Executive to perform his duties for the Company under this Agreement, as a result of his mental or physical illness or other incapacity, for a period in excess of one hundred fifty (150) consecutive days (provided that a return to full work status of less than five full business days shall be deemed not to interrupt the calculation of such 150 days) or any period aggregating one hundred eighty (180) days in any one-year period.

C.Termination for Cause. The Company may terminate this Agreement and Executive’s employment for Cause upon written notice to Executive. For purposes hereof, “Cause” shall be deemed to exist if any of the following items apply:

(i)The continued failure of Executive to perform his duties for the Company during the Term (other than by reason of Executive’s illness or other incapacity) after the Company delivers a written notice to Executive identifying the manner in which the Company believes that Executive has failed to perform his duties, and Executive fails to commence substantial performance of his duties to the reasonable satisfaction of the Company on a continuous basis within two (2) weeks of the date of the notice;

(ii)The commission of any act of fraud, embezzlement, misappropriation, willful misconduct or gross negligence by Executive with respect to the Company;

(iii)Conviction of Executive of a criminal offence which substantially relates to Executive’s performance of duties for the Company;

(iv)Breach by Executive of any of the terms or conditions set forth in this Agreement, which breach is not cured within two (2) weeks after the Company delivers to Executive a written notice of such breach, which notice describes in reasonable detail the Company’s belief that Executive is in breach; or

(v)Any material violation by Executive of the TreeHouse Code of Ethics as set forth on the TreeHouse website.

In addition, Executive’s employment and this Agreement shall be deemed to have terminated for Cause if, after Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

D.Termination by Executive. Executive may terminate this Agreement and his employment with the Company for any or no reason upon sixty (60) calendar days’ written notice to the Company.

12.COOPERATION.  Executive agrees to cooperate and assist the Company with any investigation, regulatory matter, lawsuit or other such matter in which the Company is a subject, target or party and as to which Executive may have pertinent information.  Executive agrees to make Executive reasonably available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions, if applicable.  The Company agrees to make every reasonable effort to provide Executive with reasonable notice in the event Executive’s participation is required.  The Company agrees to reimburse Executive reasonable out-of-pocket costs incurred by Executive as the direct result of Executive’s participation, provided that such out-of-pocket expenses are supported by appropriate documentation and have prior authorization of the Company.  Executive agrees to perform all acts and execute any and all documents that may be reasonably necessary to carry out the provisions of this paragraph.  Any time that Executive spends engaging in any activities pursuant to this Section 12 shall not constitute any of, or contribute to the allotment of, the 520 hours to which Executive has committed to perform his duties under Section 2 of this Agreement.

13.GENERAL RELEASE.

A.Release and Waiver of All Claims.  Executive, and for Executive’s heirs, executors, and assigns, does hereby discharge and release the Company, its predecessors and affiliates, including but not limited to the Company, its present and former principals, owners, shareholders, representatives, associates, servants, employees, attorneys, officers, directors, trustees, successors and assigns, and agents of any of the foregoing, from any and all liability or responsibility for all grievances, disputes, actions, causes of action and claims at law or equity, sounding in contract or tort, whether under any state or federal statutory or common law and whether known or unknown, arising out of or related in any way to Executive’s employment with the Company through the Employment Status Change Date and/or his change in employment status effective on the Employment Status Change Date, including but not limited to claims for wrongful discharge, unlawful discrimination, retaliation, breach of contract (express or implied), intentional or negligent infliction of emotional distress, negligence, defamation, duress, fraud, or misrepresentation, any violation of the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment Retraining and Notification Act, the National Labor Relations Act, any claim based upon the Company’s 401(k) Plan or deferred compensation plan maintained on behalf of the Company’s employees, the laws of any state, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company, other than those benefits enumerated herein.  In addition, Executive represents and affirms that, as of the date he executes this Agreement, (i) no incident has occurred during Executive’s employment with the Company that could form the basis for any claim by Executive against the Company for any work-related injury, (ii) Executive has been given an adequate opportunity to advise the Company’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Company, and (iii) Executive is not aware of any existing or threatened claims, charges, or lawsuits that Executive has not disclosed to the Company.  It is the intention of the parties to make this release as broad and as general as the law permits, thus excluding claims which Executive cannot waive by law and claims for breach of this Agreement.

B.Effect of Release and Waiver.  The effect of this Agreement is to waive and release to the extent permitted by law any and all claims, demands, actions, or causes of action that Executive may now or hereafter have against the Company and individuals and entities named above for any liability, whether known or unknown, vicarious, derivative, or direct.  This includes but is not limited to any claims for damages (actual or punitive), back wages, future wages, commission payments, bonuses, reinstatement, accrued vacation leave benefits, past and future employee benefits (except to which there is vested entitlement) including contributions to the Company’s employee benefit plans, compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expense, or detriment of whatever kind resulting from, growing out of, connected with, or related in any way to Executive’s employment by the Company before the Employment Status Change Date or the change in his employment status as effective on the Employment Status Change Date.  This release does not apply to any claims that may arise after the date Executive executes this Agreement.  Nothing in this Agreement shall be construed to prohibit Executive from filing a charge/complaint, including a challenge to this Agreement’s validity, with the Equal Employment Opportunity Commission, the U.S. Securities & Exchange Commission, or any other governmental agency for which this Agreement cannot lawfully so prohibit (although Executive waives any right to lost back or front pay or employee benefits in the event of such filing) or participating fully in any investigation or proceeding conducted by any such agency.

C.Notice.  Executive understands and agrees that Executive:

(i)Has had a full twenty-one (21) calendar days within which to consider this Agreement before executing it.  Any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner such consideration period.  The Company may revoke this Agreement at any time until it is accepted by Executive;

(ii)Has carefully read and fully understands all provisions in this Agreement;

(iii)Is, through this Agreement, releasing the Company from any and all claims Executive may have against the Company, including claims under the federal Age Discrimination in Employment Act (with the exception of challenges under the Older Workers Benefits Protection Act to a waiver of such claims), to the extent permitted by law;

(iv)Knowingly and voluntarily agrees to all of the terms set forth in this Agreement and intends to be legally bound by the same;

(v)Was advised and hereby is advised in writing to consider the terms of this Agreement and consult prior to executing this Agreement with an attorney of Executive’s choice and at Executive’s expense;

(vi)Has a full seven (7) calendar days following the execution of this Agreement to revoke this Agreement by delivering notice of revocation to Thomas O’Neill at TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, IL 60523, before the end of such seven-day period; and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until such revocation period has expired; and

(vii)Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.

D.Second Release.  In addition, Executive will need to sign another release of claims in the same form as set forth in this Section 13 sometime after the end of the Term, as it may be extended, and Executive’s last day of employment under this Agreement and, like the first release, you must not revoke the second release.

14.RESTRICTIVE COVENANTS.

A.Confidentiality.  Without the prior written consent of the Company, except (i) in the course of performing duties for the Company hereunder or (ii) to the extent required by an order of a court with competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not use or disclose any trade secrets, customer lists, drawings, designs, product recipes or formulae, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to management or Board members), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive’s breach of this Section 14.A).  Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to prohibit Executive from initiating or participating fully (including, to the extent protected by law, the act and method of providing confidential information) in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the U.S. Securities & Exchange Commission or any other governmental agency for which this Agreement cannot impose any such limitation.

B.Non-Solicitation of Employees. During the Term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement, regardless of whether such termination is a result of the expiration of the Agreement’s anticipated twelve-month duration, or expiration of any agreed extension beyond such initial twelve months, or the result of an earlier termination for any of the reasons set forth in Section 11 above, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least 6 months.

C.Non-Competition.  During the Term and, in the event that Executive’s employment is terminated for any reason other than death, a Termination Without Cause or a Termination for Good Reason, for a period of twelve (12) months following the date of termination (the “Post-Termination Period”), Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company at the time of the alleged competition and, in the case of the Post-Termination Period, at the date of termination.

D.Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to non-competition, non-solicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or other equitable relief restraining Executive from violating any of the covenants and obligations contained in this Section 14 or in Section 15. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

15.SURRENDER OF RECORDS AND COMPANY PROPERTY.  Executive agrees upon termination of this Agreement, regardless of the reason for termination, immediately to surrender to the Company all correspondence, letters, contracts, manuals, mailing lists, customer lists, marketing data, ledgers, supplies, corporate checks, any documents (electronic, hardcopy or in any other format regardless location) that contain any Confidential Information, and all other Company property or materials or records of any kind relating to the Company or its business then in his possession or under his control, as well as all copies of any of the foregoing.

16.MISCELLANEOUS.

A.Waiver of Breach.  The waiver by any party hereto of any breach of any provision of this Agreement by the other shall not be deemed a waiver by such party of any subsequent breach.

B.Notice.  Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given and received in all respects when personally delivered, three (3) business days after when deposited in the United States mail, certified mail, postage prepaid, return receipt requested, or one (1) day after when sent by reputable overnight courier service, in each case addressed to TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, IL 60523, Attn: General Counsel

or the last known residence of Executive in the records of the Company.

C.Assignment.  Executive may not assign, pledge or encumber any interest in this Agreement or any part hereof without the prior written consent of the Company.

D.Complete Agreement.  This writing represents the parties’ entire agreement and understanding with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, except with respect to Section 5(d), Section 7 and Section 8(o) of the Prior Employment Agreement as restated in Section 1 above; it may not be altered or amended except by mutual agreement evidenced by a writing signed by both parties and specifically identified as an amendment to this Agreement. Notwithstanding the foregoing, to the extent Employee is subject to any other contractual, common law or statutory obligations to the Company with respect to confidential and proprietary information, nothing in this Agreement modifies, narrows or releases Executive from such obligations.

E.Governing Law.  This Agreement and all questions of its interpretation, performance, enforceability and the rights and remedies of the parties hereto shall be governed by and determined in accordance with the internal laws of the state of Illinois.  The Company and Executive agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and Executive and hereby submit and consent to said jurisdiction and venue.

F.Binding Effect.  This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.  This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries.

G.Severability; Reformation.  If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired. In the event any of Section 14(a), (b) or (c) is not enforceable in accordance with its terms, Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

H.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement, and that facsimile or electronic signatures hereto shall have the same effect as original signatures.

I.Compensation Recovery Policy.  All incentive compensation payable under this Agreement shall be subject to any compensation recovery policy adopted by the Company to comply with applicable law or to comport with good corporate governances practices as determined by the Board or Board committee in its sole discretion, as such policy may be amended from time to time.

J.Code Section 409A Policies and Procedures. This Agreement incorporates the terms of the TreeHouse Foods, Inc. Code Section 409A Policies and Procedures, originally effective as of January 1, 2009 and as may be amended from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Employment Status Change Date.

TREEHOUSE FOODS, INC.	DENNIS F. RIORDAN
By: /s/ Lori G. Roberts	/s/ Dennis F. Riordan
Print Name: Lori G. Roberts
Title: Sr. Vice President, Human Resources	Date: July 10, 2017
Date: July 10, 2017